UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 17, 2016

Concho Resources Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33615	76-0818600
(Commission File Number)	(I.R.S. Employer Identification No.)

One Concho Center 600 West Illinois Avenue Midland, Texas	79701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 683-7443

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 17, 2016, Darin G. Holderness, the Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources Inc. (the “Company”), notified the Company that he intends to retire from the Company in January 2017. As a result, Mr. Holderness will no longer continue to serve as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, though Mr. Holderness is expected to continue as an employee of the Company until his retirement in order to assist with the transition of his duties. The Company has appointed Jack F. Harper, previously Executive Vice President, as Executive Vice President, Chief Financial Officer and Treasurer, effective immediately. Information about Mr. Harper’s background, experience, family relationships, compensation and any related party transactions are set forth in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on Schedule 14A.

In connection with this transition, Mr. Holderness and the Company have entered into a new employment agreement which supersedes his former employment agreement dated December 19, 2008 as well as the first amendment thereto dated November 19, 2010. Pursuant to the terms of his new employment agreement, Mr. Holderness shall serve as a Special Advisor to the Company from May 17, 2016 until January 5, 2017. The Company shall have the right to terminate the employment agreement upon the death or disability of Mr. Holderness or for “cause” (which definition is the same as used in Mr. Holderness’ previous employment agreement). During the term, Mr. Holderness shall have the right to terminate the employment agreement for any reason upon 60 days advance notice (which may be waived by the Company). Mr. Holderness will be entitled to receive a monthly base salary of $39,583.33. Mr. Holderness is also entitled to participate in customary Company-sponsored employee benefit plans and receive financial planning benefits and wellness benefits consistent with his previous employment arrangement.

If Mr. Holderness dies or becomes disabled during the term of the employment agreement, then all compensation and benefits to Mr. Holderness shall terminate on the date of termination and the Company shall pay $475,000 in cash in addition to other benefits to Mr. Holderness pursuant to his existing grants under the Company’s equity incentive plan. Mr. Holderness would also be entitled to elect to continue group health plan coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (COBRA), for 12 months after the date of termination. If Mr. Holderness is terminated for cause, then all compensation and benefits will terminate upon such date of termination. In addition, the Company and Mr. Holderness have agreed to a non-competition agreement during the term of his employment and for 12 months thereafter. In exchange, in the event the employment of Mr. Holderness is terminated for any reason other than for cause, the Company has agreed to pay to Mr. Holderness an aggregate amount equal to $475,000.

A copy of the employment agreement with Mr. Holderness is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the employment agreement contained herein is qualified in its entirety by reference to the full text of the employment agreement attached as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated May 17, 2016, by and between Concho Resources Inc. and Darin G. Holderness

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCHO RESOURCES INC.

Date: May 19, 2016	By:	/s/ Travis L. Counts
		Name:	Travis L. Counts
		Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement, dated May 17, 2016, by and between Concho Resources Inc. and Darin G. Holderness